EXHIBIT 4.43

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT.


                           CONVERTIBLE PROMISSORY NOTE


$2,500,000                                                      March  21,  2001
                                                          Pleasanton, California


     FOR VALUE RECEIVED, Appiant Technologies, Inc., formerly doing business as Nhancement Technologies Inc., a Delaware corporation (the "Company"), promises to pay to the order of L. Thomas Baldwin III, or his assigns (the "Holder"), the principal sum of Two Million Five Hundred Thousand Dollars (US$2,500,000) with interest on the outstanding principal amount at the simple rate of 10% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until converted or paid in accordance with paragraphs 1 or 2 of this Note.

     1.     Payment  of  Principal  and  Interest.  Unless  sooner  converted in
            -------------------------------------
accordance with paragraph 2, the entire unpaid balance of principal and all unpaid accrued interest shall become fully due and payable on May 31, 2001 (the "Maturity Date"). The principal and accrued interest under this note (the "Note") may be prepaid in whole or in part, in cash or in shares (as preferred by Holder) of Common Stock, $0.01 par value per share, of the Company ("Common Stock"), at any time and from time to time, without penalty, in the sole discretion of the Company. If Holder prefers that such prepayment be made with shares of Common Stock, the Common Stock shall be valued at the Conversion Price set forth in Section 2(a). If the Company shareholders do not approve the issuance of equity to Holder by May 31, 2001, the Holder will wait for such approval, which the Company must reasonably pursue, and if the shareholders fail to approve the issuance of equity, then Holder may receive cash in the amount of $250,000.00 in addition to the repayment of the principal and unpaid accrued interest at 25% per annum.

     2.     Conversion.  As long as the Company's shareholders have approved the
            ----------
following conversion rights, the Holder shall have conversion rights as follows (the "Conversion Rights"):
       ------------------

          (a)     Right  to Convert.  The Holder may at any time on or after the
                  -----------------
Maturity Date convert the principal and accrued interest under this Note into shares of Common Stock. The principal and accrued interest shall be converted into shares of Common Stock at a conversion price (the "Conversion Price") equal to eighty percent (80%) of the average of the five (5) days lowest closing market price (which for purposes of this Note means the last highest bid price) of the Common Stock on the Nasdaq SmallCap Market or Nasdaq National Market, as applicable during the period beginning on March 16, 2001 and ending on the Maturity Date (provided that such ending date shall be deemed to be the conversion date in the case of a conversion by the Company of part or all of the Note pursuant to Section 1 and prior to the Maturity Date). Further, if the principal and accrued interest on this Note is not paid in full or converted into Common Stock for any reason other than awaiting shareholder approval, and otherwise in accordance with the terms hereof on or before the Maturity Date, then the Conversion Price shall be reduced by 20 % for each full week that this
Note is not so paid or converted, provided that the Conversion Price shall not in any event be reduced to less than $1.00. Notwithstanding the foregoing, such conversion shall not result in an issuance of shares of Common Stock that exceeds 19.9% of the number of shares of Common Stock then issued and outstanding, without obtaining stockholder approval of such issuance, nor shall it result in an issuance which would otherwise violate applicable Nasdaq rules. To the extent that a conversion would result in an issuance in excess of such 19.9% amount, then the Company shall issue to the Holder that number of shares of Common Stock equal to such 19.9% amount, and the remaining difference between
(x) the then outstanding principal and accrued interest and (y) the value of such issuance of shares of Common Stock (based on the applicable Conversion
Price), shall be immediately due and payable in cash by the Company to the Holder.

          (b)     Mechanism  of Conversion.  Before the Holder shall be entitled
                  ------------------------
to convert the outstanding principal and accrued interest into shares of Common Stock, the Holder shall surrender the Note at the office of this Company and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          (c)     No  Fractional  Shares.  No  fractional shares shall be issued
                  ----------------------
upon conversion of the Note and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

          (d)     Legends.  It  is  understood  that the certificates evidencing
                  -------
the Common Stock issued pursuant to the conversion of the Note may bear the following legends:

               "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE
144  OF  SUCH  ACT."


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
          (e)     Purchase  Entirely  for  Own  Account.  This Note is made with
                  -------------------------------------
Holder in reliance upon such Holder's representation to the Company, that the Common Stock to be received by the Holder upon conversion of the Note will be acquired for investment for such Holder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

          (f)     Release.  Upon conversion of this Note in full and the payment
                  -------
of the amounts specified in this note, the Company shall be released from all its obligations and liabilities under this Note.

     3.     New Warrants.  In connection with this Note, the Company will issue,
            ------------
as of the date hereof, a Warrant to the Holder to purchase 462,963 (subject to adjustment pursuant to the terms of the Warrant), shares of Common Stock. In addition, if the Company has not completed, on or before the Maturity Date, an equity investment in the Company in the aggregate principal amount of at least Six Million Dollars ($6,000,000) (the "Financing"), and the Company has not prepaid as set forth in paragraph 1 above, then the Company shall issue the Holder an additional Warrant (the "Additional Warrant") to purchase that number of shares of Common Stock equal to the product of (x) 15% of the loan amount multiplied by (y) the number of full weeks, up to four weeks, between the Maturity Date and the date that the Financing is completed. All Warrants issued pursuant to this Section shall have an exercise price of $2.70 (the "Exercise Price") (subject to adjustment pursuant to the terms of the Warrant or Additional Warrant). Rights granted to the Holder with respect to the Warrants issued pursuant to this Section shall include, among other things, standard anti-dilution protection for stock splits, recapitalizations and the like. Each Warrant issued pursuant to this Section shall expire seven (7) years from the date of its respective issuance.

     4.     Events  of  Defaults; Acceleration.  (a) An "Event of Default" under
            ----------------------------------
this Note shall exist if (i) the Company fails to pay when due any principal or interest on this Note, (ii) the Company defaults in the performance of or compliance with any material term, covenant or agreement contained in this Note, if any, and such failure continues for 10 days after written notice thereof to the Company, (iv) the Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property or assets) shall occur, (v) the Company shall take any corporate action to authorize any of the actions set forth above in clause (iv), or (vi) the Company shall default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of indebtedness, which is material to the Company and


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
provides for material principal payments, and, in each event, the effect of such failure or default is to cause the holder or holders thereof to accelerate the indebtedness to become due prior to its stated date of maturity.

          (b) If any Event of Default shall occur and be continuing, the Holder may, at any time, at its option by notice to the Company, declare this Note to be immediately due and payable.

          (c) Upon this Note becoming due and payable under this Section 5, this Note will forthwith mature and the entire unpaid principal amount of this Note, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protect or further notice of any kind, all of which are hereby waived by the Company.

     5.     Covenants  of  the Parties.  The Parties covenant that no conversion
            --------------------------
in connection with this Note will occur until the Company's shareholders have approved the issuance of such equity. The Parties further covenant with each other that trading activities with respect to shares of the Company's Common
Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of the trading market on which the Company's Common Stock is listed. For so long as the Note is outstanding, neither the Holder nor any of its affiliates will be in a net short position with regard to the Common Stock of the Company in any accounts directly or indirectly owned or controlled by the Investor.

     6.     Governing  Law.  The  terms  of  this  Note  shall  be  construed in
            --------------
accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, which contracts are to be performed entirely within the State of California.

     7.     Amendment.  Any  term of this Note may be amended or waived with the
            ---------
written  consent  of  Company  and  the  Holder.

     8.     Severability.  If  any provision of this Note, or the application of
            ------------
such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this note, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

     9.     Successors  and  Assigns.  Except  as otherwise provided herein, the
            ------------------------
terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

     10.     Counterparts.  This  Note  may  be  executed  in  two  or  more
             ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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
     11.     Notices.   Unless  otherwise  provided,  any  notice  required  or
             -------
permitted under this Note shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, by deposit with an overnight delivery service, or upon deposit with the United States Post Office, by certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as such party may designate by ten (10) days' advance written notice to the other parties, or (ii) by electronic facsimile (fax) to such party with receipt confirmed within three (3) days by notice delivered in accordance with this Section 12.

     12.     Entire  Agreement.  This  Note and the documents referred to herein
             -----------------
constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     13.     California  Commissioner  of  Corporations.  THE  SALE  OF  THE
             ------------------------------------------
SECURITIES WHICH ARE THE SUBJECT OF THIS NOTE HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, AND IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION REQUIREMENT, THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL. THE RIGHTS OF ALL PARTIES TO THIS NOTE ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING APPLICABLE.

     This Convertible Promissory Note is executed as of the day first above written.

                                   APPIANT  TECHNOLOGIES,  INC.


                                   By: ____________________________________

                                   Its: ___________________________________



                                   L.  THOMAS  BALDWIN  III

                                   By: ____________________________________


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